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                                                                   EXHIBIT 99.1

 WILLIS LEASE FINANCE COMPLETES SALE OF NEW SHARES AT $15 PER SHARE AND SALE OF
                 NON-CORE BUSINESSES IN ALLIANCE WITH SAIRGROUP


SAUSALITO, Calif. and ZURICH, Switzerland--(BUSINESS WIRE)--Nov. 30, 2000 -- Willis Lease Finance Corporation (Nasdaq:WLFC - NEWS), today announced it has completed the previously announced sale of new shares and its interest in its spare parts and repair businesses to affiliates of SAirGroup, a global leader in the airline industry and parent of Swissair.

SAirGroup subsidiaries, Flightlease AG and SR Technics Group, have acquired 1.3 million newly issued shares of WLFC through a private placement at $15 per share. This investment represents a 15% ownership stake in WLFC. Proceeds from the private placement were $19.5 million. As part of this transaction, the SAirGroup affiliate was granted an option, which may be subject to stockholder approval, to purchase additional newly issued shares, at prices ranging from $15.00 per share to $16.50 per share, up to an aggregate holding of 34.9% of the outstanding WLFC common stock.

As part of the overall transaction, WLFC sold Willis Aeronautical Services, Inc.
(WASI), its parts distribution business and its 50% ownership interest in Pacific Gas Turbine Center, LLC (PGTC), an overhaul and repair facility, to a subsidiary of SR Technics Group. The proceeds from these sales, before transaction costs and possible post-closing adjustments, totaled $42.1 million, producing an overall pretax gain of $6.0 million.

In addition WLFC also acquired beneficial ownership of 5 jet engines from SR Technics Group for approximately $43 million and is leasing them back to SR Technics Group for periods of up to ten years.

Through the new alliance with SAirGroup, WLFC will support the engine leasing requirements of Swissair, its affiliates, and their industry partners and customers. SR


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Technics Group will provide maintenance and parts services to WLFC. SR Technics
Group is the maintenance services subsidiary of SAirGroup and, in the United States, operates a large aircraft maintenance, overhaul and modification center in Palmdale, California.

"We are delighted to have completed these transactions with the SAirGroup and we are looking forward to focusing our attention on expanding our core engine leasing business. We now have additional capital, a strong partner, and an expanded capability to offer innovative services to our worldwide airline clients," said Charles F. Willis, President and Chief Executive Officer of WLFC. "I am very excited about the future possibilities of this strategic partnership with SAirGroup and I look forward to working closely with our new partner to maximize the potential of our new alliance. I also welcome our newest Board member, Hans Jorg Hunziker, President and CEO of Flightlease, and I am excited about the contribution he can make to the Board."

"The alliance with Willis allows us to link engine maintenance and spare engine services to the same provider while expanding our presence and range of services in the U.S., the largest MRO market in the world," stated Hans-Ulrich Beyeler, President and Chief Executive Officer of SR Technics Group, in commenting on the investment in WLFC and the purchase of WASI and the 50% interest in PGTC.

Donald A. Nunemaker will step down from the Board of Directors of Willis Lease Finance to make room on the Board for Hunziker. Nunemaker will continue as Executive Vice President and Chief Administrative Officer of WLFC. "I want to take this opportunity to thank Don for his many outstanding contributions to the successful completion of this alliance with SAirGroup. I look forward to Don's continuing participation in our executive team," added Willis in discussing the Board change.

Willis Lease Finance Corporation provides leases of spare commercial aircraft engines, rotable parts and aircraft to commercial airlines, aircraft engine manufacturers and

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overhaul/repair facilities. These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines. Through its relationship with SR Technics, the Company makes available asset management and engine maintenance services.

Except for historical information contained herein, the matters discussed in this release contain forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, maintaining supplier and customer relationships, the effect of changing economic conditions, trends in the airline industry, risks associated with refurbishing and providing engines to aircraft, the ability of the Company to successfully negotiate equipment purchases and to remarket or re-lease engines and component packages in a timely manner, changes in accounting guidelines, the ability to collect outstanding revenue commitments, fluctuations in the demand for and value of aircraft engines, the ability to control costs and expenses, changes in interest rate levels, availability of capital to the Company, the Company's ability to effectively implement the strategic partnership, the Company's ability to find suitable partners for joint ventures or other affiliations and other risks detailed in the Company's Report on Form 10-K and continuing reports filed with the Securities and Exchange Commission.



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